EXHIBIT 99.1
INFOCROSSING (logo)

Contacts:

CHAIRMAN AND CEO                INVESTOR RELATIONS
Zach Lonstein                   Jennifer Schlueter
Infocrossing, Inc.              Infocrossing, Inc.
(201) 840-4710                  (201) 840-4945
zlonstein@infocrossing.com      jschlueter@infocrossing.com
--------------------------      ---------------------------

INVESTOR RELATIONS
Matthew Hayden
Hayden Communications
(858) 456-4533
matt@haydenir.com
--------------------------


    WILLIAM J. MCHALE APPOINTED CHIEF FINANCIAL OFFICER OF INFOCROSSING, INC.


LEONIA, NEW JERSEY, JANUARY 7, 2005 - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT outsourcing and business processing solutions, announced today that William J. McHale, age 50, has been promoted to the new position of Chief Financial Officer, responsible for the Company's finance, accounting and treasury functions.

Mr. McHale joined Infocrossing in September 2002 as Senior Vice President of Finance and will retain such office as well as the office of treasurer. He has nearly 30 years experience in senior finance and operations roles working for Eden LLC, Amerada Hess Corporation, Arthur Andersen and several private companies. Mr. McHale holds a Bachelor of Science degree in accounting and finance from Kings College in Wilkes-Barre, PA and is a Certified Public Accountant (NJ and NY).

"I am pleased to announce Bill's promotion and recognize his many contributions since joining the Company over two years ago," stated Zach Lonstein, Chairman and CEO of Infocrossing. "He has been instrumental in leading a number of financial transactions in support of our growth strategy. We look forward to his continued success in his new role as CFO," Mr. Lonstein concluded.




ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
                          ---------------------------
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and safely share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, Internet security and business processes to Infocrossing.


SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of Infocrossing West, Inc. f/k/a ITO Acquisition Corporation d/b/a Systems Management Specialists and Infocrossing Healthcare Services, Inc. and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.


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